Exhibit 99

Latham Group, Inc. Reports Third Quarter 2025 Financial Results

•	Latham Outperforms the U.S. In-Ground Pool Market With Strong Third Quarter Results

•	Net Sales Growth of 7.6%, Including Organic Growth of 4.7%

•	Gross Margin Expanded by 300 Basis Points

Third Quarter 2025 Financial Highlights:

•	Net sales of $161.9 million up 7.6%

•	Net income of $8.1 million up 37.7% / Earnings per diluted share of $0.07 vs. $0.05 in prior year

•	Adjusted EBITDA of $38.3 million up 28.5% reaching 23.7% of net sales

Nine Months 2025 Financial Highlights:

•	Net sales of $446.0 million up 5.9%

•	Net income of $18.1 million up 60.3% / Earnings per diluted share of $0.15 vs. $0.10 in prior year

•	Adjusted EBITDA of $89.4 million up 16.7% reaching 20.0% of net sales

LATHAM, N.Y. – November 4, 2025 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the third quarter 2025 ended September 27, 2025.

Commenting on the results, Scott Rajeski, President and CEO, said, “In the third quarter, we continued to execute effectively on our strategic priorities – driving the awareness and adoption of fiberglass pools and autocovers, strengthening our position in the Sand State markets, and expanding margins through lean manufacturing, value engineering, and accretive acquisitions.

“Our ability to deliver high single-digit sales growth amid challenging industry conditions highlights Latham’s market leadership position across a diversified product portfolio. In-ground pool sales increased modestly in the third quarter and benefitted from continued positive momentum in fiberglass pools, which remain on track to account for approximately 75% of our full year 2025 in-ground pool sales. Covers and liners were important contributors to third-quarter sales growth, primarily reflecting increased adoption rates for autocovers, industry-leading lead times, and the success of our Measure by Latham tool for liners.

“Expanding our presence in the Sand State markets remains a core strategic priority, and we are gaining traction as we lay the groundwork for long-term growth. In Florida, one of our initial target markets, Latham now is represented in several Master Planned Communities, and we have broadened our reach through new dealer sign-ups. In addition, we have established strategic partnerships with a few custom Florida homebuilders who are developing smaller-scale, high-end communities that will feature Latham fiberglass pools.

“We delivered meaningful margin expansion in the third quarter. Gross margin increased by 300 basis points due to the accretive benefit from the three Coverstar acquisitions as well as our focus on lean manufacturing and value engineering, which continued to drive operational efficiencies. Adjusted EBITDA margin expanded 390 basis points to 23.7%, while we continued to invest in marketing programs to increase awareness and adoption of autocovers and fiberglass pools, particularly in the Sand States.”

Third Quarter 2025 Results

Net sales for the third quarter of 2025 were $161.9 million, up $11.4 million or 7.6%, from $150.5 million in the prior year’s third quarter reflecting higher sales volume resulting from both organic- and acquisition-related growth, as well as a tariff-related price increase.

Third Quarter & Nine Month 2025 Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
In-ground Swimming Pools	$75,377	$74,785	$211,711	$215,575
Covers	54,893	47,755	123,749	100,126
Liners	31,633	27,956	110,502	105,546
	$161,903	$150,496	$445,962	$421,247

Gross profit for the third quarter of 2025 increased 17.7% to $57.3 million from $48.7 million in the prior year’s third quarter. Gross margin expanded by 300 basis points to 35.4% from 32.4% in the prior year’s third quarter, primarily driven by the accretive benefit of the three Coverstar acquisitions, lean manufacturing and value engineering initiatives, and production efficiencies.

Selling, general, and administrative expenses were $28.6 million, similar to the $28.3 million of the prior year’s third quarter, and included increased spending on sales and marketing and personnel to accelerate adoption and awareness of fiberglass pools and autocovers, particularly in the Sand State markets, as well as investments in new enterprise resource planning (“ERP”) infrastructure, partially offset by the timing of performance based compensation.

Net income was $8.1 million, or $0.07 per diluted share, significantly above the $5.9 million, or $0.05 per diluted share, reported for the prior year’s third quarter. Net income margin was 5.0% compared to 3.9% for the prior year’s third quarter.

Adjusted EBITDA for the third quarter of 2025 increased 28.5% to $38.3 million from $29.8 million in the prior year’s third quarter. Adjusted EBITDA margin was 23.7%, 390 basis points above the 19.8% reported in the prior year’s third quarter.

Nine Months 2025 Results

Net sales were $446.0 million, an increase of 5.9%, or $24.8 million, from $421.2 million in the prior-year period, primarily attributable to higher sales volumes resulting from both organic- and acquisition-related growth and tariff-related price increases.

Gross profit was $154.2 million, 16.5% above the $132.3 million reported in the prior-year period. Gross margin expanded by 320 basis points to 34.6% from 31.4% in the prior-year period, primarily resulting from higher volumes, production efficiencies from our lean manufacturing and value engineering initiatives, and a margin benefit from the three Coverstar acquisitions.

Selling, general, and administrative expenses increased to $91.1 million, up $9.9 million or 12.3%, from $81.2 million in the prior-year period, primarily due to investment in our sales and marketing efforts to further strengthen our market position, investments in new ERP infrastructure and the inclusion of Coverstar Central.

Net income was $18.1 million, or $0.15 per diluted share, 60.3% above the $11.3 million, or $0.10 per diluted share of the prior-year period. Net income margin was 4.1% compared to 2.7% in the prior-year period.

Adjusted EBITDA was $89.4 million, up $12.8 million or 16.7% from $76.6 million in the prior-year period. Adjusted EBITDA margin was 20.0%, a 180-basis-point increase from 18.2% in the prior-year period.

Balance Sheet, Cash Flow, and Liquidity

Latham ended the third quarter of 2025 with cash of $70.5 million. Net cash provided by operating activities was $51.0 million in the third quarter and $40.1 million for the first nine months of 2025.

Total debt was $281.1 million at the end of the third quarter, and the net debt leverage ratio improved to 2.3 from 3.0 in this year’s second quarter.

Capital expenditures totaled $5.8 million in the third quarter of 2025, compared to $4.0 million in the third quarter of 2024. For the nine months ended September 27, 2025, capital expenditures were $16.2 million, compared to $13.9 million in the prior-year period.

Summary and Outlook

“Our performance to date has benefited from investments we have made, notably completing accretive acquisitions that both strengthen our business and create future opportunities and advancing the development and scale of our Measure by Latham tool, and our initial progress in the Sand States has laid the foundation for accelerated growth in future periods.

“With much of the pool building season now behind us, and based on our current visibility through year-end, we are narrowing our net sales guidance range to $540-$550 million and our adjusted EBITDA guidance range to $92-$98 million. This represents 7% net sales growth and 19% adjusted EBITDA growth at the midpoints in a year in which new U.S. pool starts are likely to be flat to slightly below 2024 levels. Additionally, we have revised our capital expenditure estimate for 2025 to a range of $22-$24 million.

“Latham’s category leadership in both fiberglass pools and autocovers position us well for continued long-term growth. Fiberglass pools are increasingly being recognized by consumers for their advantages, notably cost-efficiency, fast and easy installation, low maintenance requirements, and eco-friendliness. As a result of these benefits, we expect the fiberglass pool category to gain another percentage point of total market share to represent approximately 24% of total U.S. in-ground pool sales in 2025. Similarly, autocovers are gaining momentum as they are compatible with all types of in-ground pools, have unparalleled safety benefits, and offer significant cost savings to pool owners. Our focus on advancing the awareness and adoption of these excellent products, building our presence in the Sand States, and successful accretive acquisitions, support our confidence that Latham will continue to outperform the U.S. in-ground pool market in future periods,” Mr. Rajeski concluded.

FY 2025 Guidance Ranges

	Updated	Prior
Net Sales	$540-550 million	$535-565 million
Adjusted EBITDA[1]	$92-98 million	$90-100 million
Capital Expenditures	$22-24 million	$27-33 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2025 is not available without unreasonable effort due to uncertainty related to our future income tax (benefit) expense.

Conference Call Details

Latham will hold a conference call to discuss its third quarter 2025 financial results today, November 4, 2025, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10202932/ffe81c9ca4. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through November 4, 2026, on the Company’s investor relations website under “Events & Presentations.” A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,850 employees across around 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax (benefit) expense, (iv) (gain) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs and (x) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, changes in U.S. trade priorities, policies, regulations and tariffs, the implementation of our cost reduction plans and expected benefits, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: unfavorable economic conditions and related impact on consumer spending and demand for our products; inflationary impacts, including on consumer demand for our products; our ability to globally source raw materials and components for manufacturing our products; the impact of trade policies on our global supply chain, the import or export of goods and their related costs, as well as on consumer confidence; declining home ownership affecting demand for our products; competitive risks; natural disasters, including resulting from climate change, geopolitical events, war, terrorism, public health issues or other catastrophic events; disturbances and breaches to our technological infrastructure, and our reliance on information technology systems; adverse weather conditions impacting our sales, which can lead to significant variability of sales in reporting periods; the consequences of industry consolidation on our customer base and pricing; interruption of our production capability at our manufacturing facilities from accident, fire, calamity and other causes; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; delays in, or systems disruptions issues caused by the implementation of our ERP system; our ability to attract, develop and retain highly qualified personnel; our ability to collect accounts receivables from our customers; compliance with government regulations; our ability and the cost to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; realizing anticipated benefits from acquisitions; possible asset impairments; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$161,903	$150,496	$445,962	$421,247
Cost of sales	104,596	101,807	291,811	288,948
Gross profit	57,307	48,689	154,151	132,299
Selling, general, and administrative expense	28,586	28,336	91,146	81,174
Amortization	7,213	6,982	21,704	19,822
Income from operations	21,508	13,371	41,301	31,303
Other expense:
Interest expense, net	6,067	9,155	19,587	20,150
Other expense (income), net	1,168	(693)	(2,187)	1,697
Total other expense, net	7,235	8,462	17,400	21,847
Earnings from equity method investment	1,310	944	2,751	2,785
Income before income taxes	15,583	5,853	26,652	12,241
Income tax expense (benefit)	7,466	(43)	8,517	931
Net income	$8,117	$5,896	$18,135	$11,310
Net income per share attributable to common stockholders:
Basic	$0.07	$0.05	$0.16	$0.10
Diluted	$0.07	$0.05	$0.15	$0.10
Weighted-average common shares outstanding – basic and diluted
Basic	116,603,331	115,564,382	116,323,609	115,358,274
Diluted	119,907,619	118,445,235	119,720,706	117,130,609

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 27,	December 31,
	2025	2024
Assets
Current assets:
Cash	$70,518	$56,398
Trade receivables, net	81,106	32,299
Inventories, net	70,316	77,101
Income tax receivable	9,567	3,964
Prepaid expenses and other current assets	9,408	8,536
Total current assets	240,915	178,298
Property and equipment, net	114,114	112,848
Equity method investment	25,826	24,891
Deferred tax assets	729	729
Operating lease right-of-use assets	29,566	28,259
Goodwill	155,017	152,625
Intangible assets, net	275,118	292,913
Other assets	3,137	3,644
Total assets	$844,422	$794,207
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,369	$13,141
Current maturities of long-term debt	3,250	3,250
Current operating lease liabilities	7,133	7,176
Accrued expenses and other current liabilities	59,465	47,410
Total current liabilities	99,217	70,977
Long-term debt, net of discount, debt issuance costs, and current portion	277,823	278,271
Deferred income tax liabilities, net	32,347	32,347
Non-current operating lease liabilities	23,268	22,138
Other long-term liabilities	3,410	3,252
Total liabilities	$436,065	$406,985
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both September 27, 2025 and December 31, 2024; no shares issued and outstanding as of both September 27, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of September 27, 2025 and December 31, 2024; 116,655,775 and 115,764,839 shares issued and outstanding, as of September 27, 2025 and December 31, 2024, respectively	12	12
Additional paid-in capital	469,731	467,076
Accumulated deficit	(56,681)	(74,816)
Accumulated other comprehensive loss	(4,705)	(5,050)
Total stockholders’ equity	408,357	387,222
Total liabilities and stockholders’ equity	$844,422	$794,207

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Fiscal Quarters Ended
	September 27,	September 28,
	2025	2024
Cash flows from operating activities:
Net income	$18,135	$11,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,978	32,291
Unrealized foreign currency (gain) loss	(2,878)	1,697
Amortization of deferred financing costs and debt discount	1,290	1,290
Non-cash lease expense	5,455	5,349
Change in fair value of interest rate swap	610	887
Stock-based compensation expense	5,332	5,187
Bad debt expense	1,623	1,817
Other non-cash, net	655	(31)
Earnings from equity method investment	(2,751)	(2,785)
Distributions received from equity method investment	1,816	3,293
Changes in operating assets and liabilities:
Trade receivables	(50,352)	(35,639)
Inventories	7,331	25,518
Prepaid expenses and other current assets	(795)	(2,318)
Income tax receivable	(5,603)	(6,554)
Other assets	(241)	645
Accounts payable	16,296	10,385
Accrued expenses and other current liabilities	6,672	3,430
Other long-term liabilities	(452)	(622)
Net cash provided by operating activities	40,121	55,150
Cash flows from investing activities:
Purchases of property and equipment	(16,160)	(13,861)
Acquisition of business, net of cash acquired	(4,934)	(64,046)
Net cash used in investing activities	(21,094)	(77,907)
Cash flows from financing activities:
Payments on long-term debt borrowings	(1,625)	(19,625)
Proceeds from borrowings on revolving credit facility	25,000	—
Payments on revolving credit facilities	(25,000)	—
Repayments of finance lease obligations	(616)	(573)
Common stock withheld for taxes on restricted stock units	(2,677)	—
Net cash used in financing activities	(4,918)	(20,198)
Effect of exchange rate changes on cash	11	54
Net increase (decrease) in cash	14,120	(42,901)
Cash at beginning of period	56,398	102,763
Cash at end of period	$70,518	$59,862
Supplemental cash flow information:
Cash paid for interest	$20,735	$20,481
Income taxes paid, net	8,023	8,919
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$422	$1,201
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	7,172	3,538

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(dollars in thousands)
Net income	$8,117	$5,896	$18,135	$11,310
Depreciation and amortization	12,881	11,323	37,978	32,291
Interest expense, net	6,067	9,155	19,587	20,150
Income tax expense (benefit)	7,466	(43)	8,517	931
(Gain) loss on sale and disposal of property and equipment	(26)	41	20	118
Restructuring charges(a)	—	132	160	497
Stock-based compensation expense(b)	1,980	1,844	5,332	5,187
Unrealized losses (gains) on foreign currency transactions(c)	1,181	(722)	(2,878)	1,668
Strategic initiative costs(d)	684	706	2,246	2,680
Acquisition and integration related costs(e)	7	1,930	289	2,305
Other(f)	(29)	(433)	(32)	(539)
Adjusted EBITDA	$38,328	$29,829	$89,354	$76,598
Net sales	$161,903	$150,496	$445,962	$421,247
Net income margin	5.0%	3.9%	4.1%	2.7%
Adjusted EBITDA margin	23.7%	19.8%	20.0%	18.2%

(a)	Represents costs that include severance and other expenses for our executive management changes.

(b)	Represents non-cash stock-based compensation expense.

(c)	Represents unrealized foreign currency transaction (gains) losses associated with our international subsidiaries.

(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.

(e)	Represents acquisition and integration costs, as well as other costs related to potential transactions.

(f)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.

Net Debt Leverage Ratio

(Non-GAAP Reconciliation)

(in thousands)

September 27, 2025
Total Debt	$281,073
Less:
Cash	(70,518)
Net Debt	210,555

LTM Adjusted EBITDA(1)	92,976
Net Debt Leverage Ratio	2.3

(1)	LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve-month period.